Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of July 1, 2011 by and between Allen D. Allen (“Consultant”) and CytoDyn, Inc., a Colorado corporation (“Company”), sometimes referred to herein collectively as the “parties” or singularly as a “party.”

W I T N E S S E T H:

WHEREAS, the Company was formed pursuant to the laws of the State of Colorado and is presently in existence and in good standing, and in view of Consultant’s retirement from the Company seeks to have certain services described herein provided by Consultant; and

WHEREAS, Consultant acting as an independent contractor wishes to provide certain services to the Company; and

WHEREAS, the parties hereto believe it to be in their best interests to create a definite and certain independent contractor relationship under the terms and conditions herein set forth;

NOW, THEREFORE, for and in consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Nature of Agreement: Company hereby retains Consultant to provide certain consulting services as more specifically described in Exhibit A, attached hereto and incorporated herein by reference (collectively, the “Services”). Consultant hereby agrees to be retained as an independent contractor, and to perform the Services on the terms and conditions hereinafter set forth. Although Consultant is required to timely perform the above-described Services for Company, Consultant will determine the methods, details and means of performing these Services. Consultant represents and warrants that he will personally perform these Services. Consultant further represents and warrants that he will perform the Services required under this Agreement in accordance with the highest degree of professional and business acumen. Consultant will make himself available to the Company’s Director of Scientific Information or the Company’s Chief Executive Officer at reasonable times upon reasonable advance notice. Company acknowledges that Consultant may have limited or no ability to travel due to health concerns, and a failure to travel due to health constraints shall not be a breach hereof. Company further agrees that, except for information reasonably necessary to be provided to Consultant in connection with the performance of Services by Consultant, the Company will not disclose material, non-public information regarding the Company to Consultant. In the event the Company believes such material, non-public information should be provided to Consultant in connection with the performance of the Services, Company shall notify Consultant in advance and consult with Consultant in good faith to determine if such disclosure can be avoided. Consultant will not be subject to selling windows applicable to officers, directors and policy makers of the Company. Nevertheless, Consultant will not trade in the Company’s securities so long as Consultant is in possession of material, non-public information regarding the Company, except the Consultant shall be permitted to sell Company securities to the Company, to persons with equal information and pursuant to 10b-5 plans.

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2. Term: This Agreement shall be effective as of the Effective Date and shall continue until (i) July 1, 2013 or (ii) terminated in accordance with the provisions of Section 3 hereof.

3. Termination: Company shall have the right to terminate this Agreement prior to the end of the term of the Agreement in the event that (i) Consultant fails to perform the Services as outlined in Exhibit A after ten (10) days written notice and a ten(10) day opportunity for Consultant to cure; provided, however, that if Consultant has given advance written notice of his absence due to vacation (no more than six weeks per year), Company shall not request consulting services during such scheduled vacation periods; (ii) Cause exists; (iii) Consultant breaches Section 18 of the Agreement; or (iv) immediately upon the death of Consultant. For purposes of this Agreement, “Cause” shall mean (i) any conviction of Consultant or a plea of guilty or nolo contendere by Consultant to a charge based on a federal or state felony or serious criminal or civil offense (even if the crime is classified under the applicable law as a “misdemeanor” if such crime constitutes moral turpitude), including, but not limited to (i) crimes or a civil offenses involving theft, embezzlement, fraud, dishonesty or moral turpitude; (ii) crimes or civil offenses based on banking or securities law (including the Sarbanes-Oxley Act of 2002); and (iii) civil enforcement actions brought by federal or state regulatory agencies (including the Securities and Exchange Commission) against Consultant which result in an order or consent decree prohibiting Consultant from performing services hereunder; (iv) willful or prolonged absence for a period of more than three (3) months which prevents Consultant from performing the Services. Consultant can terminate this Agreement upon ten (10) days advance written notice to the Company.

4. Services: Consultant shall commence to provide the Services upon request provided that Consultant shall not be required to devote more than 20 hours per week to services hereunder. Consultant shall devote his best and most diligent skills, abilities and judgment in rendering the Services.

5. Compensation: Company agrees to pay Consultant, and Consultant agrees to accept from Company, in full payment for the Services, the compensation set forth on Exhibit B attached hereto and incorporated herein by reference (the “Consulting Compensation”). The Consulting Compensation shall be paid to Consultant in the manner described in Exhibit B. Upon termination of this Agreement, Consulting Compensations to be paid under this section shall cease; provided, however, that Consultant shall be entitled to Consulting Compensations and expense reimbursement for any month (or portion thereof) prior to termination for which Consultant has not received payment.

6. Expenses and Reimbursement: In addition to the Consulting Compensation to be paid pursuant to Section 5 hereof, Consultant shall be reimbursed by Company in accordance with the Company’s normal payables cycle, for pre-approved “out of pocket” expenses related to the performance of Services under this Agreement specifically, a) travel expenses (including coach class airfare, medium cost lodging, economy class rental car, and local transportation); and b) meals, excluding alcoholic beverages. All trip expenses shall be approved by Company prior to Consultant incurring the expenditure and Consultant shall provide Company with an estimate of costs to be incurred. Consultant shall provide to Company, a written statement of all such expenses, including copies of receipts or other evidence of expenses incurred.

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7. Support Services: Consultant shall provide business tools needed to provide the Services including, but not limited to: a) laptop, b) standard business software, and c) cell phone.

8. Independent Consultant: During the term of this Agreement, Consultant’s relationship to Company shall be that of an independent contractor. Neither party intends to establish an employer-employee relationship by means of this Agreement or by the transactions contemplated by this Agreement, and Company, shall not be liable for any taxes, assessments or other fees incurred by or on behalf of Consultant, including without limitation federal or state withholding or FICA taxes. Consultant agrees to report, for all applicable income tax purposes, any payment received by him from Company. As an independent contractor, Consultant shall not be entitled to participate in (and hereby waives any claim or right to participate in) any plans, arrangements, or distributions by Company, relating to or in any connection with any pension, stock, bonus, profit sharing, health, disability, or any other similar plan or benefit for Company’s employees.

9. Confidentiality Agreement: Consultant agrees to abide by Exhibit C, the terms of which are incorporated herein and made a part hereto.

10. Entire Agreement: This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements and negotiations are hereby superseded.

11. Mutual Indemnification:

(a) Company shall, to the extent permitted by law, indemnify and shall save and hold Consultant, its agents and employees, harmless from any claim, demand, obligation, expense, cost, action or cause of action (each, a “Claim”) arising out of, by reason of, or occurring as the result of, any act, omission or negligence on the part of Company and any of its employees, agents or representatives to the extent of the Company’s (or its employees’, agents’, or representatives’) fault with respect to such Claim.

(b) Consultant shall, to the extent permitted by law, indemnify and shall save and hold Company, its agents and employees harmless from any claim, demand, obligation, expense, cost, action or cause of action arising out of, by reason of, or occurring as the result of, any act, omission or negligence on the part of Consultant and any of his employees, agents or representatives to the extent of Consultant’s (or his employees’, agents’, or representatives’) fault with respect to such Claim.

12. Severability: If any part or portion of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of any other term of this Agreement shall in any way be affected thereby.

13. Binding Effect: Assignment: This Agreement shall be binding upon the parties hereto and upon their respective executors, administrators, successors and assigns; provided, however, the rights and obligations of the parties to this Agreement may not be assigned or delegated by a party without the prior written consent of the other party.

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14. Waiver: Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

15. Amendment: This Agreement may be modified only by a written document signed by Company and Consultant.

16. Notices: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or on the third business day after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Company:

Kenneth Van Ness

Chief Executive Officer (or his successor)

CytoDyn, Inc.

110 Crenshaw Lake Road

Lutz, FL 33548

If to Allen D. Allen

4236 Longridge Avenue

Suite 302

Studio City, CA 91604

With a copy to (that shall not constitute notice):

Joseph P. Bartlett

The Law Offices of Joseph P. Bartlett, PC

1900 Avenue of the Stars, 20th Floor

Los Angeles, California 90067

jbartlett@jpbventurelaw.com

17. Applicable Law: This Agreement shall be governed by the substantive laws of the State of Florida, without regard to conflict of laws principles.

18. Company Business Matters: Consultant acknowledges that the Company’s business and business plans are evolving and that the Company is highly dependent upon additional capital infusions from investors in order to be financially viable and have a prospect of success. Consultant understands and agrees that any disclosure of information by him except one required by law or compelled through legal process (collectively, a “Compelled Disclosure”)

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or the making of derogatory comments to third parties could have a deleterious effect on the Company’s stock price and the willingness of investors to provide additional funding to the Company or for lenders to advance funds to the Company. Consequently, Consultant agrees that, during the term of this Agreement and for a period of two years following its termination, except pursuant to a Compelled Disclosure, Consultant shall not make any private or public disparaging comments or utterances concerning the Company’s business proposals, plans, projects, operations, employees, agents or representatives and shall make no public comments or statements concerning the Company, its business proposals, plans, projects, operations, employees, agents or representatives without the prior written consent of an authorized representative of the Company. Notwithstanding the foregoing, Consultant shall be entitled to cooperate with any governmental or regulatory investigation of the Company and shall not be deemed in violation of this Agreement as a result thereof.

19. Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument, and shall be effective as of the date when one or more counterparts have been signed by each of the parties and delivered to the other parties. To facilitate execution and delivery of this Agreement, the parties hereto may exchange counterparts of the executed signature pages by facsimile transmission or other electronic transfer method and all such signatures shall be deemed originals for all purposes hereunder.

21. Attorneys’ Fees and Costs. In the event of a dispute hereunder, the prevailing party shall be entitled to recover his or its reasonable costs, including attorneys’ fees, from the non-prevailing party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

CytoDyn, Inc.

/s/ Kenneth Van Ness
By: Kenneth Van Ness
As its: Chief Executive Officer

Consultant

Allen D. Allen

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EXHIBIT “A”

Description of Consultation Services:

On the request of either the Company’s Chief Executive Officer or the Director of Scientific Information, Consultant shall provide his expertise and experience on the scientific aspects of the project assigned to Consultant for his analysis and recommendations (“Project-Related Services”), including but not limited to focus of clinical research, testing methodologies and processes, recommendation of service providers and vendors for development of or exploitation of Company’s ideas, processes and products, and Consultant shall endeavor to provide constructive recommendations concerning exploitation of results or concepts under consideration by the Company. Consultant may, of his own initiative, advise the Director of Scientific Information of new ideas, procedures or other science or scientific related matters for possible pursuit or exploitation by the Company (“New Projects”) and discuss such New Projects with his colleagues at the County UCLA hospital, provided that Consultant shall not provide any confidential information in connection with such discussions unless disclosures are made only to persons with whom the Company has entered into confidentiality agreements.

Relationship of (a) Consultation Services under this Agreement to (b) Consultant’s prior licenses to Company:

The foregoing “Description of Consultation Services” shall not act to expand or modify the current license agreements between Company and Consultant.

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EXHIBIT “B”

Consulting Compensation:

For the first 12 months of this Agreement, $150,000 per year payable over 12 months in bi-monthly equal installments on the first and fifteenth of each month. For the second twelve months of this Agreement, $125,000 per year payable over 12 months in bi-monthly equal installments on the first and fifteenth of each month.

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EXHIBIT “C”

In this Exhibit C, “I,” “my” or “me” refers to Consultant.

1. The terms of this Exhibit C will apply to my consulting relationship with the Company. If that consulting relationship ends and the Company, within a year thereafter, either employs me or re-engages me as a consultant, I agree that this Exhibit C will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any such employment or consulting relationship between the Company and me, whether commenced prior to, upon or after the date of the Agreement to which this Exhibit C is attached, is referred to herein as the “Relationship.”

2. Confidential Information.

(a) Protection of Information. I agree, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information (as defined below) that I already have obtained or that I obtain or have access to during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b) Confidential Information. I understand that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulae, techniques, biological materials, test resulting mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation; and (iii) materials and information derived from or otherwise reliant upon Confidential Information identified in clauses (i) and (ii) of this Section 2(b).

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(c) Third Party Information. The agreements in this Paragraph 2 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

(d) Other Rights. The terms in this Exhibit C are intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

3. Ownership of Inventions.

(a) Inventions Retained and Licensed. Except as set forth on Annex I, I represent that there are no Inventions (as defined below) that belong solely to me or belong to me jointly with others, and that relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder.

(b) Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into a product, process or machine any Invention not covered by Paragraph 3(d) of this Exhibit C in which I have an interest, I will promptly so inform the Company. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual property rights without restriction of any kind.

(c) Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Paragraph 3(g) below.

(d) Assignment of Company Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions. In the event my Relationship with the Company is at any time determined to be that of an employee for the purposes of applicable state labor codes, or if the “work for hire” doctrine applies on other grounds to Company Inventions that I create during the Relationship, I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my consulting fee.

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(e) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Paragraphs 4 and 5.

(f) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g) Exception to Assignments. I understand that the Company Inventions will not include, and the provisions of this Exhibit C requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

(h) Limitations. For purposes of this Agreement (as well as the attached Consulting Agreement and exhibits and Annexes associated with this Agreement or the Consulting Agreement), the term “Unrelated Inventions” means an Invention that meets each of the following criteria: the Invention is unrelated to the business or research of the Company as presently conducted or as conducted during the term of this Agreement; to Consultant’s Services under this Agreement; to biotechnology; and to Pharma. The Company acknowledges that the

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Company does not acquire any interest in or to Unrelated Inventions under this Agreement, except as may be specified in Section 3(b) of this Exhibit C. For the avoidance of doubt, (a) the term “Unrelated Inventions” includes non-scientific Inventions of Consultant; and (b) this Section 3(h) (Limitations) shall be read in connection with Annex I, and the further clarifications set out in Annex I.

4. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and/or attachments, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored and/or recorded at any time without notice (Consultant understands that by this provision, he gives the Company consent and permission to listen, monitor and/or record his communications using the Company’s telecommunications, networking or information processing systems). I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

5. Termination Certification. In the event of the termination of the Relationship, I understand that I may be required by the Company to sign a termination certification; however, my failure to sign and deliver the termination certification shall in no way diminish my continuing obligations under this Exhibit C.

6. Notice to Third Parties. I understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Exhibit C.

7. Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge and agree that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company. I further agree as follows:

(a) Employees, Consultants. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

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(b) Other Parties. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s existing or prospective clients, customers, business partners or suppliers from purchasing Company products or services or otherwise doing business with the Company, or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company, and I shall never use trade secrets for any purpose.

8. No Change to Duration of Relationship. I understand and acknowledge that this Exhibit C does not alter, amend or expand upon any rights I may have to continue in the consulting relationship with, or in the duration of my consulting relationship with, the Company under any existing agreements between the Company and me, including without limitation the Consulting Agreement, or under applicable law.

9. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Exhibit C, upon the Company’s written request to do so.

(b) No Conflicts. I represent that my performance of all the terms of this Exhibit C does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Exhibit C.

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ANNEX I

RETAINED INVENTIONS

The Company acknowledges that (1) Consultant will be providing services only in the biotech and pharma fields and that the Company will have no rights to Unrelated Inventions, as that term is defined in Section 3(h) of Exhibit C (or to intellectual property associated with Unrelated Inventions) (except under the conditions provided in Section 3(b) of Exhibit C); and (2) the Company’s rights in Consultant’s patent rights or other intellectual property rights consist solely of (a) those rights that the Consultant previously granted in the license agreements currently in effect between Consultant and the Company; (b) those rights set out in this Agreement; and (c) those rights the Company may have under existing law under “works for hire” and “hired to invent” principles. The parties acknowledges that Consultant is and remains the owner of Unrelated Inventions; and this Agreement is not intended to and does not increase, modify or reduce any rights the Company may have to intellectual property developed by Consultant prior to and during his employment by the Company.